Filer:
  Company Data:
    Company Name:                Campbell Alternative Asset Trust

    IRS Number:                  52-2238521
    State of Incorporation:      Delaware
    Fiscal Year End:             12/31

    Business Address:            210 W. Pennsylvania Avenue
                                 Baltimore, Maryland  21204
    Business Phone:              410-296-3301

    Filing Values:
      Form Type:                 424B3
      SEC File Number:           333-37548

                        CAMPBELL ALTERNATIVE ASSET TRUST
                         MONTHLY REPORT - December 2005
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (23,418.846 units) at November 30, 2005           $ 40,569,217
Additions of 229.905 units on December 31, 2005                        388,987
Redemptions of (92.053) units on December 31, 2005                    (155,748)
Offering Costs                                                         (29,907)
Net Income (Loss) - December 2005                                     (916,082)
                                                                  ------------

Net Asset Value (23,556.698 units) at December 31, 2005           $ 39,856,467
                                                                  ============

Net Asset Value per Unit at December 31, 2005                     $   1,691.94
                                                                  ============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                      $  1,249,778
    Change in unrealized                                            (1,310,535)

  Gains (losses) on forward contracts:
    Realized                                                         3,777,230
    Change in unrealized                                            (4,896,765)
  Interest income                                                      125,994
                                                                  ------------

                                                                    (1,054,298)
                                                                  ------------

Expenses:
  Brokerage fee                                                        106,902
  Performance fee                                                     (266,550)
  Operating expenses                                                    21,432
                                                                  ------------

                                                                      (138,216)
                                                                  ------------

Net Income (Loss) - December 2005                                 $   (916,082)
                                                                  ============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on December 31, 2005                     $   1,691.94

Net Asset Value per Unit on November 31, 2005                     $   1,732.33

Unit Value Monthly Gain (Loss) %                                         (2.33)%

Fund 2005 calendar YTD Gain (Loss) %                                     12.69%

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                 /s/ Theresa D. Becks
                                 -----------------------------------------
                                 Theresa D. Becks, Chief Financial Officer
                                 Campbell & Company, Inc.
                                 Managing Owner
                                 Campbell Alternative Asset Trust

                                 Prepared without audit

Dear Investor,

A turbulent end to a strong year...

Sharp reversals in the Currencies and Interest Rates sectors resulted in losses in December, but we are pleased to report solid positive results for 2005, a year in which many other investment strategies struggled.

Currencies was one of the most profitable sectors for the year, but was the major source of losses in December. The Japanese Yen was in decline against most other currencies all year, but reversed sharply in December as new economic data finally turned positive. The Euro also rallied and the US Dollar lost ground on a perception of change in relative short-term interest rates policy, increasing the losses on our currency positions.

The same factors contributed to reversals in the fixed income markets in December which also resulted in losses, but this sector was also the most profitable for us in 2005. Our largest negative performance in 2005 was the Equities sector, but conversely it was profitable in December as the rally in US stocks fizzled, while European and Asian stock indices continued to trade higher, ending a year of strong gains for those markets. Energy prices also finished higher in December as markets characterized by tight supply and increasing demand continued to be sensitive to weather and geopolitical change. This resulted in good profits in the Energy sector for both the month and the year.

In the face of dull or negative performance from many investment strategies in 2005, sound diversification has again proven its merit. We take this opportunity to thank you for your confidence throughout 2005, and assure you of our continuing best efforts in 2006 and beyond. We extend our best wishes for a healthy and successful New Year.


Sincerely,
Bruce Cleland
President & CEO